Exhibit 5.1

February 1, 2010

TrueBlue, Inc.

1015 A Street

Tacoma, Washington 98402

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to TrueBlue, Inc., a Washington corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Securities Act”), as amended, relating to up to $10,000,000 of deferred compensation obligations (the “Obligations”) under the TrueBlue, Inc. Equity Retainer and Deferred Compensation Plan for Non-Employee Directors (the “Director Plan”), which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Director Plan.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (a) the Registration Statement, including the exhibits filed with the Registration Statement, (b) the Director Plan, (c) the Company’s Amended and Restated Articles of Incorporation, (d) the Company’s Amended and Restated Bylaws, and (e) the corporate resolutions and other actions of the Company that authorize and provide for the issuance of the Obligations, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions, and we have not independently established any of the facts relied on in rendering our opinion. Our opinion set forth below is limited to the laws of the state of Washington.

Based upon and subject to the foregoing, it is our opinion that when the obligations are awarded in accordance with the terms of the Director Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, garnishment or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP